EXHIBIT 3.2
Revisions to Amended and Restated Bylaws Proposed September 22, 2005
approved September 23, 2005
Federal Home Loan Bank of Topeka
Amended and Restated Bylaws
As amended and restated on June 24, 2005
ARTICLE I - Definitions
Act means the Federal Home Loan Bank Act, 12 U.S.C. 1421, et seq., as amended.
Bank means the Federal Home Loan Bank of Topeka.
Board means the Board of Directors of the Federal Home Loan Bank of Topeka.
Finance Board means the Federal Housing Finance Board or any successor agency.
Policies means the policies adopted and promulgated by the Finance Board from time to time.
Regulations means the regulations promulgated by the Finance Board from time to time.
Stockholder means a member of the Bank as defined by the Act and Regulations.
ARTICLE II — Principal Office
Section 2.1 Principal Office: The principal office of the Bank shall be in Topeka, Kansas.
ARTICLE III — Stockholders’ Meeting
Section 3.1 Meetings: Meetings of the Stockholders shall be called upon the written request of the president of the Bank, or any eight members of the Board, or of the Stockholders entitled to cast one-fourth of the votes eligible to be cast at any such meeting. The Board shall designate the time and place for the meeting not less than fifteen days, or more than sixty days, after the request. If the Board fails to act for a period of thirty days after the request for such meeting, the secretary of the Bank shall designate a time and place. The secretary of the Bank shall mail to each Stockholder at its last known address as shown on the books of the Bank notice of the meeting. The notice shall be sent at least ten days before the meeting and shall contain the time and place of the meeting and a statement of the meeting’s purpose.
Section 3.2 Quorum Voting: At any meeting of the Stockholders, a majority of all Stockholders holding Class A Common Stock of the Bank shall constitute a quorum for the transaction of any business. Each Stockholder shall be entitled to cast one vote for each share of Class A Common Stock held by the Stockholder as of the record date and one vote for each share of Class B Common Stock held by the Stockholder as of the record date for the transaction of any proper business coming before the meeting.

Section 3.3 Conduct of Business: The Board may adopt by resolution such rules or regulations for the conduct of meetings of Stockholders as it shall deem appropriate. The presiding officer at any meeting of the Stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of the presiding officer, are appropriate for the proper conduct of the meeting, except to the extent inconsistent with such rules and regulations as adopted by the Board. Such rules, regulations and procedures, whether adopted by the Board or prescribed by the presiding officer of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting, (b) rules and procedures for maintaining order at the meeting, (c) limitations on attendance at or participation in the meeting to Stockholders, or such other persons as the presiding officer shall permit, (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted for questions or comments by participants.
Section 3.4 Presiding Officers: The chairperson, or in his or her absence, the vice chairperson, or in the absence of both of these officers, the president of the Bank, shall preside at all meetings of the Stockholders.
ARTICLE IV - Board of Directors
Section 4.1 General Powers: Subject to the limitations of the Act, Regulations and Policies, the Board shall determine the general policies that govern the operations of the Bank, and the Bank shall be under the direction and management of the Board.
Section 4.2 Duties of the Board: The Board, and members of any committee thereof, shall carryout the management of the Bank in accordance with the duties enumerated by the Regulations, Policies and applicable law.
Section 4.3 Number and Qualifications: The Board shall consist of fifteen members or such other number as may be provided by the Act and Regulations. The directors shall be appointed and elected in such manner for such terms of office as provided in the Act and Regulations and shall meet and maintain the eligibility requirements in the Act and Regulations.
Section 4.4 Regular Meetings: Regular meetings of the Board may be held at such times and places as determined by the Board; provided, however, such meetings shall be held at least six times per year. Regular meetings may be held without notice, or the Board may direct the secretary of the Bank to give three business days’ notice of regular meetings to each director.
Section 4.5 Special Meetings: Special meetings of the Board may be called by its chairperson or the president of the Bank, or by the secretary of the Board on the written request of three directors stating the reason for the special meeting. Each director shall be sent a notice of the meeting stating the time, place and purpose of the meeting. Notice must be sent at least five business days prior to the meeting if by overnight delivery or three business days prior if by electronic mail or facsimile transmission. At the request of the person calling the meeting, a special meeting may be conducted by telephone, or other means of communication, by which all members of the Board participating in the meeting are able to hear and be heard by all other persons so participating. Special meetings may be held at any time and place without previous notice if all directors are in attendance or otherwise consent.

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Section 4.6 Consent of Directors in Lieu of Meeting: Unless otherwise restricted by Regulations, Policies or these Bylaws, any action required or permitted to be taken at any meeting of the board, or at any meeting of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the Board or committee.
Section 4.7 Quorum Voting: A majority of those authorized to act as directors shall constitute a quorum for the transaction of business at any regular or special meeting of the Board, but a smaller number may adjourn until a quorum is present.
Section 4.8 Officers of the Board: The officers of the Board shall be a chairperson, a vice chairperson and a secretary.
Section 4.9 Chairperson: The chairperson shall be elected by a majority of the entire Board, and shall serve for such term of office as provided in the Act and Regulations. The chairperson shall, when present, preside at all meetings of the Board and all meetings of the Stockholders. He or she shall in general perform all duties incident to the office and such other duties as shall be prescribed by the Board from time to time.
Section 4.10 Vice Chairperson: The vice chairperson shall be elected by a majority of the entire Board, and shall serve for such term of office as provided in the Act and Regulations. In the absence of the chairperson, the vice chairperson shall preside at meetings of the Board and meetings of the Stockholders. The vice chairperson shall perform all duties incident to the office and such other duties as shall be prescribed by the Board from time to time.
Section 4.11 Effect of Expiration of Elective or Appointive Term: In the event a Chairperson or Vice Chairperson is elected to serve and that director’s elective or appointive term expires prior to the end of that director’s term as Chairperson or Vice Chairperson, and that director is not re-elected or re-appointed to a seat on the Board, then the Board shall, at the next stated meeting of the Board after the expiration of the Chairperson’s or Vice Chairperson’s elective or appointive term, elect a director to fill the remainder of the Chairperson’s or Vice Chairperson’s unexpired term. Such election shall be conducted in accordance with Section 4.6 and/or 4.7 of these Bylaws.
Section 4.12 Secretary: The secretary of the Board shall: (a) take the minutes of the proceedings of the Board; (b) safeguard the minutes of the Board and of the executive committee; (c) see that all notices are duly given in accordance with these Bylaws; and (d) in general perform all duties incident to the office and such other duties as may be assigned to him or her by the Board.
Section 4.13 Order of Business: At all meetings of the Board, business shall be transacted in such order as the Board may determine. The chairperson, or in his absence the vice chairperson, or in the absence of both of these officers, a chairperson pro tem selected by the Board, shall preside.
Section 4.14 Compensation: Members of the Board shall receive compensation for their services as provided for in a resolution appropriately adopted by the Board from time to time,

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and may receive reimbursement of expenses incurred in respect of rendering such services, all compensation and expense reimbursement subject to the Act, Regulations and Policies.
Section 4.15 Vacancies: In the event of a vacancy in an elected directorship, the remaining members of the Board, by majority vote, shall elect a qualified replacement to fill the unexpired term of the vacant directorship. Vacancies occurring in appointed directorships shall be filled by appointments made by the Finance Board.
Section 4.16 Designation of Acting Chairperson or Vice Chairperson; Removal: Upon the request of any member of the Board or the president the Bank, the chairperson, the vice chairperson, any member of the executive committee or the president may convene a meeting of the executive committee to determine whether: (a) the chairperson or the vice chairperson is not available to carry out the requirements of that office for any period; or (b) the chairperson or vice chairperson should be removed from office for good cause. Notice of the time, place and purpose of such meeting shall be sent to all members of the executive committee and a copy provided to all other members of the Board. Notice must be sent at least five business days prior to the meeting if by overnight delivery or three business days prior if by electronic mail or facsimile transmission. At such meeting, the person calling the meeting shall report fully on the reason for the meeting. The executive committee shall be responsible for making a full investigation of the facts bearing on whether the chairperson or vice chairperson is unavailable for any period or should be removed for good cause, as well as determining the applicable standards for unavailability or good cause for removal. All executive committee members, except for the chairperson or the vice chairperson who is the subject of such investigation, shall be permitted to participate in the deliberations and actions of the committee. The committee shall provide the chairperson or vice chairperson who is the subject of the investigation reasonable opportunity to be heard and respond to the allegations. The executive committee shall promptly complete its investigation and report to the Board at a special or regular meeting on: (a) the request which initiated the process; (b) the committee’s determination of the facts and the applicable standards; and (c) the committee’s recommendation for any action with respect to the chairperson or vice chairperson. Upon receiving such recommendation, the Board by majority vote of all directors eligible to serve on the Board may: (a) appoint an acting chairperson or vice chairperson for the respective chairperson or vice chairperson for such period as the Board shall determine, not to exceed the remaining term of the chairperson or vice chairperson determined to be unavailable to carry out the responsibilities of office; or (b) remove the respective chairperson or vice chairperson for good cause and appoint an acting chairperson or vice chairperson until such time as the Board elects a chairperson or vice chairperson to complete the term of the chairperson or vice chairperson so removed. Removal of the chairperson or vice chairperson shall not affect such individual’s right to continue as a director.
ARTICLE V - Board Committees
Section 5.1 Committees: The Board shall designate standing committees, including an executive committee and an audit committee. The chairperson shall, with the advice of the president of the Bank, appoint the members of each such committee. The chairperson shall designate the chairman of each such committee. The terms of such committee members shall be one year. The executive committee shall be governed by Section 5.2 below. The audit committee shall be governed by the audit committee charter adopted in compliance with the Act and Regulations. Each other committee shall consist of two or more directors and each such

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committee shall have such duties, functions and powers as prescribed in its charter. In addition, the chairperson may, from time to time, designate members of the Board as a special ad hoc committee to handle such matters and with such powers as the chairperson may specify. All action taken by any committee shall promptly be reported to the Board.
Section 5.2 Executive Committee: The executive committee shall consist of not less than five members of the Board, and the chairperson of the Board shall serve as chairman of the executive committee. The president of the Bank shall serve as secretary of the executive committee. During the intervals between the meetings of the Board, the executive committee shall possess and may exercise all of the power of the Board in the direction of the affairs of the Bank, except that the executive committee shall not: (a) appoint or remove the chairperson of the Board, vice chairperson of the Board, President and any Executive Vice President, unless subject to ratification by the Board, (b) amend or repeal the Bylaws or adopt new Bylaws, (c) declare dividends, or (d) adopt an agreement of merger or consolidation.
The executive committee shall meet at the call of the chairperson, the president of the Bank, or any three directors. All action or inaction by the executive committee shall be promptly reported to the Board and shall be subject to revision and alteration by the Board; provided, however, that no rights of third parties shall be affected by any such revision or alteration. Vacancies in the executive committee shall be filled by the Board except, in the event that any member or members of the executive committee named by the Board are unavailable for duty, any other member of the Board who may be selected by the person calling a meeting of the committee may serve and shall be empowered to act as an alternate member of the committee. A majority of the committee shall be necessary to constitute a quorum, and in every case the affirmative vote of a majority of the members participating in the meeting shall be necessary for the passage of any resolution or other action.
Section 5.3 Telephonic Meetings: Meetings of committees, including the executive committee, may be conducted by telephone, or other means of communication, by which all members of the committee participating in the meeting are able to hear and be heard by all other persons so participating. A majority of the committee members shall be necessary to constitute a quorum for a telephonic meeting; and the affirmative vote of a majority of the members participating shall be necessary for action. Minutes of any telephonic meetings of a committee shall be kept in the same manner as minutes of other meetings of such committee.
ARTICLE VI - Officers and Employees
Section 6.1 Officers: The officers of the Bank shall be a president, one or more vice presidents, a treasurer, a secretary, and such other officers as the Board shall deem necessary and advisable for the proper operation of the Bank. All such officers shall be elected by the Board. One person may hold two or more offices. Each of the salaried officers of the Bank shall devote his or her entire working time, skill and energy to the business of the Bank, unless the contrary is expressly consented to by the Board. They shall make full report to Board committees of matters under consideration or to be considered by such committees and shall see that a full report of the operation of the Bank is made to the Board at each regular meeting.
Section 6.2 President: The president shall be the chief executive officer of the Bank and shall be primarily responsible for the operation and management of the Bank subject to the

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direction of the Board. The president shall have such powers and duties as are usually incident to the office of the president and such as may be assigned by the Board. The president shall preside at meetings of the Stockholders in the absence of the chairperson and the vice chairperson.
Section 6.3 Other Officers and Employees: Officers other than the president shall have such powers and duties as are usually incident to their respective offices and such as may be assigned to them by the Board or the president. The officers of the Bank designated by the Board may extend or deny credit and take such other action as is in conformity with the credit policies of the Bank and the Act and Regulations. There shall also be such other employees as the president may authorize with such powers and duties as shall be assigned by the Board or the president. The terms and conditions of employment of such officers and employees shall be determined by the president.
Section 6.4 Removal and Resignation: Any officer or employee, other than the director of internal audit, may be removed from office or discharged by the Board or the president with or without cause. The audit committee of the Board may remove the director of internal audit from office, with or without cause. An officer or employee may resign by written notice to the Bank. The resignation shall be effective upon receipt by the Bank or at a subsequent time specified in the notice of resignation subject to the approval of the president.
ARTICLE VII - Capital Stock
Section 7.1 Ownership of Stock: The Bank shall maintain a book-entry system for its stock; and a Stockholder shall acquire ownership interest in such stock solely and exclusively by notation upon the books of the Bank.
Section 7.2 Transfer of Stock: Subject to the Act and Regulations, shares of Bank stock shall be transferable only upon its books by the duly authorized representative of the owner thereof as shown on the books of the Bank.
Section 7.3 Dividends: Dividends on stock of the Bank may be declared by the Board in its discretion subject to the Act and Regulations.
ARTICLE VIII - General Provisions
Section 8.1 Minutes: Accurate minutes of all meetings of the Stockholders, the Board and any committees of the Board shall be signed by the presiding officer and the secretary officiating at such meetings. The original of such minutes shall be preserved by the Bank in minute books in the custody of the secretary of the Bank.
Section 8.2 Insurance: The Bank shall have the power to purchase and maintain insurance on the assets of the Bank and surety bonds covering all officers, employees and agents having control over or access to monies or securities owned by the Bank or in its possession. The Bank may also purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Bank or is or was serving at the request of the Bank as a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise against any liability asserted or threatened against him and incurred by him in any

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such capacity, or arising out of his status as such, whether or not the Bank would have the power to indemnify him against such liability under the provisions of Section 8.3.
Section 8.3 Indemnification: The Bank shall provide indemnification as described in this Section.
(a)	Actions Not By or in the Right of the Bank. The Bank shall indemnify any person who was or is a Party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action, suit or proceeding by or in the right of the Bank, by reason of the fact that such person:
(i)	is or was a director, officer or employee of the Bank, or

(ii)	is or was serving at the request of the Bank as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or

(iii)	rendered or attempted to render emergency aid including, without limitation, first aid, rescue breathing, cardiopulmonary resuscitation, or use of an automated external defibrillator, on Bank premises or at any Bank-sponsored event, function or activity, if such person is or was a director, officer or employee of the Bank at the time of such action or actions, against expenses, judgments, fines and amounts paid in settlement, actually and reasonably by such person in connection with such action, suit or proceeding, including attorney fees, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Bank; and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in, or not opposed to, the best interests of the Bank, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

(b)	Actions By or in the Right of the Bank. The Bank shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, by or in the right of the Bank to procure a judgment in its favor by reason of the fact that such person is or was a director, officer or employee of the Bank, or is or was serving at the request of the Bank as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, including attorney fees, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best

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interests of the Bank and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Bank unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is reasonably and fairly entitled to indemnity for such expenses which the court shall deem proper.

(c)	Success on the Merits or Otherwise. To the extent that a current or former director, officer or employee of the Bank has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 8.3(a) or (b), or in defense of any claim, issue or matter therein, such director, officer or employee shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith, including attorney fees. To the extent that a current or former director, officer or employee of the Bank has been successful on the merits of any action, suit or proceeding to enforce such director’s, officer’s or employee’s rights under this Section 8.3, such persons shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith, including attorney fees.

(d)	(d) Determination to Indemnify. Any indemnification under Section 8.3(a) or (b), unless ordered by a court, shall be made by the Bank only as authorized in the specific case upon a determination that indemnification of the director, officer or employee is proper in the circumstances because such director, officer or employee has met the applicable standard of conduct set forth in Section 8.3(a) or (b). Such determination shall be made (1) by the Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding (hereinafter referred to as “disinterested directors”), or (2) if such a quorum is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion.

(e)	Advance Payment of Expenses. Payments of reasonable expenses, including attorney fees, incurred by a director, officer or employee in connection with a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Bank as they are incurred, and in advance of the final disposition of such action, suit or proceeding, beginning thirty (30) days from the date of receipt by the Bank of such person’s written application for indemnification, including a certification and supporting statement of that person’s belief that he or she ultimately will become entitled to indemnification under this Section 8.3. No such advance payment shall be made, or continued to be made, if at any time a disinterested majority of a quorum of the Bank’s directors reasonably concludes that the director, officer or employee would not likely become entitled to indemnification under this Section 8.3. In the case of such a finding, advanced payments to which the director, officer or employee is not entitled under this paragraph shall be reimbursed to the Bank. Nothing in this paragraph shall prevent the Bank from imposing such contractual conditions on the advance

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payment of costs and expenses as the Bank deems warranted to protect its interests.

(f)	Indemnification not Exclusive. The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Section 8.3 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of disinterested directors or otherwise, both as to action in a person’s official capacity and as to action in another capacity while holding such office.

(g)	Limited Application to Persons Serving as Agents. Notwithstanding anything in this Section 8.3 to the contrary, the Bank shall not be required to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was an officer or employee of the Bank, if such action, suit or proceeding is based upon or arises out of actions taken by such person in his or her capacity as an agent of the Federal Home Loan Bank Board and/or the Federal Savings and Loan Insurance Corporation.

(h)	Right to Indemnification Not to be Terminated or Diminished. In consideration of the continued service to the Bank of each present and future director, officer and employee of the Bank, the right of any such person to indemnification under this Section 8.3 shall not be terminated or diminished by the Bank, and each such person shall continue to be entitled to indemnification under this Section 8.3 notwithstanding any termination or amendment of this Section 8.3, with respect to actions, suits or proceedings based on or arising from such person’s service to the Bank prior to the termination or amendment of this Section 8.3.

(i)	Continuation of Right to Indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 8.3 shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such a person.

(j)	Definitions. For purposes of this Section 8.3, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Bank” shall include any service as a director, officer or employee of the Bank which imposes duties on, or involves services by, such director, officer or employee with respect to an employee benefit plan, its participants and beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Bank” as referred to in this Section 8.3.

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Section 8.4 Signing of Papers: All checks, contracts, deeds, bonds, assignments, releases or other like documents of the Bank shall be signed in the name of the Bank by the president or such of its other officers or employees as may be authorized by the Board or the president. Checks may be issued by the Bank bearing the facsimile signatures of any two authorized officers of the Bank.
Section 8.5 With Applicable Law: The Bank shall operate and conduct business within the provisions of the Act and Regulations, the provisions of its certificate of organization and these Bylaws.
Section 8.6 Corporate Seal: The seal of the Bank shall be as hereto affixed and shall be in custody of the secretary of the Bank.
Section 8.7 Fiscal Year: The fiscal year of the Bank shall begin on the first day of January.
Section 8.8 Amendments: The Bylaws of the Bank may be amended by the affirmative vote of a majority of the Board at any regular or special meeting of the Board, provided that each director shall be given notice of the proposed amendment and of the form of such amendment at least ten days preceding any meeting called for such purpose. The Bylaws may be amended by the affirmative vote of a majority of the Board at any regular meeting without written notice of the proposed amendment and without the form of the amendment being given to each director, provided that the form of the proposed amendment has been submitted to the previous regular meeting of the Board and has been incorporated in, or as an exhibit to, the minutes of the meeting.

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